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                          THE DERBY CYCLE CORPORATION

                          SECOND AMENDED AND RESTATED

                            SHAREHOLDERS' AGREEMENT


          THIS SECOND AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT is made this 22nd day of November, 2000 by and among:

          (1) THE DERBY CYCLE CORPORATION (dba Raleigh USA Bicycle Company), a corporation organized and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 (the "Company" );
      -------

          (2) DERBY FINANCE S.a r.l., a corporation (societe a responsibilite limitee) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 15 rue de la Chapelle, L-1325 Luxembourg, Grand Duchy of Luxembourg ("DFS");
             ---

          (3) DC CYCLE, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 ("Cycle LLC ");
                                                    ---------

          (4) THAYER EQUITY INVESTORS III, L.P., a limited partnership organized and existing under the laws of the State of Delaware having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 ("Thayer");
                                                           ------

          (5) PERSEUS CYCLE, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, having its registered office at Suite 610, 1627 "I" Street NW, Washington, D.C. 20006 ("Perseus"); and
                                                           -------

          (6) QUANTUM INDUSTRIAL PARTNERS LDC, a Cayman Islands limited duration company ("Soros").
          -----

          WHEREAS, DFS, Perseus, Cycle LLC and Soros are the owners of the respective numbers of shares of the Company's Common Stock and Preferred Stock (as each such term is defined in Section 1 of this Agreement) set forth in Exhibit A;
---------

          WHEREAS, DFS, Perseus, Cycle LLC and Soros wish to set forth certain agreements with respect to the voting and transfer of their shares of the Company's Common Stock and Preferred Stock;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

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1.   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set out in this Section 1:

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of, or make investment decisions for, a Person whether through the ownership of voting securities, contract or otherwise.

          "Approval Amount" shall mean (i) five million dollars ($5,000,000) with respect to acquisitions of shares or assets by the Company and/or its Subsidiaries; (ii) ten million dollars ($10,000,000) with respect to (A) any disposition or series of related dispositions of assets or shares of the Company or its Subsidiaries and (B) any individual or series of related capital expenditures by the Company or its Subsidiaries occurring in any one fiscal year; and (iii) fifteen million dollars ($15,000,000) with respect to the incurrence of new debt or similar obligations (or the settlement or compromise of obligations in such amounts) by the Company or its Subsidiaries (other than borrowings under revolving credit facilities, provided that such facilities have been approved by the Board of Directors).

          "Approved Sale" shall have the meaning set forth in Section 11(a) hereof.

          "Board of Directors" shall mean, unless otherwise specified, the Board of Directors of the Company.

          "Cash" shall mean cash and cash equivalents (with amounts deposited in a Cash escrow deemed as Cash).

          "Cause" shall mean (i) the commission by such member of the Board of Directors of a felony or a crime involving moral turpitude, (ii) the commission by such member of the Board of Directors of any other act or omission involving dishonesty, disloyalty or fraud (A) with respect to the Company or any of its Subsidiaries or any of their employees, customers or suppliers, or (B) adversely affecting the reputation or standing of the Company or any of its Subsidiaries or (iii) gross negligence or willful misconduct by such member of the Board of Directors with respect to the Company or any of its Subsidiaries.

          "Certificate of Incorporation" shall mean the Second Amended and Restated Certificate of Incorporation of the Company as in effect from time to time (a copy of the Second Amended and Restated Certificate of Incorporation, as amended and restated on the date hereof, is attached to this Agreement as Exhibit B and made a part hereof).
---------

          "Chairman" shall mean the chairman of the Board of Directors.

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          "Class A Common Stock" shall mean the shares of common stock, Class A, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation and such other common equity of the Company into which the Class A Common Stock shall be converted.

          "Class B Common Stock" shall mean the shares of common stock, Class B, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Class C Common Stock" shall mean the shares of common stock, Class C, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Closing Date" shall mean the date of the closing of the transactions contemplated by the Recapitalization Agreement.

          "Common Stock" shall mean the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and such other common equity of the Company which the Company may issue from time to time.

          "Converted Common" shall mean Class A Common Stock which can be acquired under clause (ii) of Sections 4B and 4D of Part B of Article Four of the Certificate of Incorporation.

          "Cycle Shareholders" shall mean Cycle LLC and its Permitted Transferees; provided that a Cycle Shareholder should not be considered a Cycle Shareholder unless it is controlled by (directly or indirectly) Thayer.

          "DCC Share Option Agreement" shall mean that certain DCC Share Option Agreement by and among the Company, DFS, Cycle LLC, Perseus and Raleigh Industries of Canada Limited dated May 14, 1998.

          "Deemed Common Stock" shall mean the Class A Common Stock and the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock and the Class C Common Stock in accordance with the terms of the Certificate of Incorporation (for purposes of this Agreement, such shares of Class A Common Stock shall be deemed to be outstanding), provided that Deemed Common Stock shall not include Converted Common.

          "Derby Group" shall mean the Company, together with all present or future Subsidiaries of the Company (so long as they remain Subsidiaries).

          "Derby International" shall mean Derby International Corporation, S.A.

          "Designee" shall mean any wholly-owned Subsidiary of the Company which is designated by the Company, in its sole discretion, under the provisions of
Section 9(a) hereof.

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          "DFS Shareholders" shall mean DFS and its Permitted Transferees;
provided that a DFS Shareholder shall not be considered a DFS Shareholder unless it is controlled by (directly or indirectly) The International Heart Foundation Trust.

          "dollars" shall mean the currency of the United States of America.

          "Eligible Group" shall mean the DFS Shareholders, so long as the DFS Shareholders own at least 5% of the voting power of the outstanding capital stock of the Company; the Cycle Shareholders, so long as the Cycle Shareholders own at least 5% of the voting power of the outstanding capital stock of the Company; the Perseus Shareholders so long as (i) the Perseus Shareholders own any shares of capital stock of the Company and (ii) Frank H. Pearl controls, directly or indirectly, Perseus; and the Soros Shareholders, so long as the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares.

          "Employee" shall mean any individual who is employed by a member of the Derby Group or any individual whose services are made available to a member of the Derby Group on a full-time (or substantially full-time) basis under the terms of an agreement between a member of the Derby Group and any Person which is not a member of the Derby Group.

          "Employee Shareholders" shall mean each of the Employees named on
Schedule 1 attached hereto and such Employee's Permitted Transferees.
----------

          "Exchange Agreements" shall have the meaning ascribed to it in Section 3.2(b)(viii) of the Recapitalization Agreement.

          "Exempt Transfer" shall mean, with respect to any Shareholder, (a) Transfers of Class A Common Stock or Class C Common Stock by such Shareholder after the date hereof that in the aggregate do not exceed 25% of the Class A Common Stock held by such Shareholder on the date hereof, (b) Transfers of Series A Preferred Stock by such Shareholder after the date of this Agreement that in the aggregate do not exceed 25% of the Series A Preferred Stock held by such Shareholder on the date of this Agreement, (c) a Public Sale, (d) a purchase, redemption or conversion of Preferred Stock as provided in the Certificate of Incorporation and (e) Transfers permitted under Section 7 hereof.

          "Family Trust" shall have the meaning set forth in Section 7 of this Agreement.

          "Financing Documents" shall have the meaning set forth in the Recapitalization Agreement.

          "Implied Class B Purchase Price" shall mean the amount per share of Class B Common Stock that would be distributed in respect of such share of Class B Common Stock if the Company were liquidated and distributions were made pursuant to Part D of Article Four of the Certificate of Incorporation of an amount equal to the sum of (i) the product of (a) the price per share of Deemed Common Stock payable in a Proposed Disposition or an Approved Sale, as applicable, and (b) the number of outstanding shares of Deemed Common Stock and
(ii) an amount, when added to the amount determined pursuant to clause (i) of this definition, that would have yielded proceeds to the Deemed Common Stock equal to the amount determined under clause (i) of this definition upon a liquidation of the Company pursuant to Part D of Article Four of the Certificate of Incorporation.

          "Initial DFS Shares" shall mean the shares of Common Stock acquired by DFS on or prior to the Closing Date (without duplication), and those shares which affiliates of DFS are entitled to acquire pursuant to the Exchange Agreements and those shares of Common Stock distributed to DFS pursuant to the adjustment mechanism in Sections 4 and 5 of the DCC Share Option Agreement but shall not mean any Shares redeemed from DFS pursuant to such sections.

          "Initial Cycle Shares" shall mean collectively the shares of Common Stock and Series A Preferred Stock acquired by Cycle LLC on the Closing Date.

          "Initial Perseus Shares" shall mean the shares of Common Stock acquired by Perseus on the Closing Date.

          "Initial Public Offering" shall mean a public offering and sale of the Company's equity securities (i) pursuant to an effective registration statement under the Securities Act if immediately thereafter the Company has publicly held equity securities listed on a national securities exchange or the NASD automated quotation system or (ii) made on any recognized stock exchange in any country which is a member of the Organization of Economic Cooperation and Development.

          "IRR" shall have the meaning set forth in the Certificate of Incorporation.

          "Payment Inflows" shall have the meaning set forth in the Certificate of Incorporation.

          "Payment Outflows" shall have the meaning set forth in the Certificate of Incorporation.

          "Permitted Transferee" shall mean any Family Trust, Qualified Affiliate or a transferee under and pursuant to the provisions of Section 8(d) of this Agreement.

          "Perseus" shall mean Perseus Cycle, L.L.C., a Delaware limited liability company.

          "Perseus Director" shall mean the members of the Board of Directors, if any, appointed by the Perseus Shareholders, pursuant to Section 3(a).

          "Perseus Shareholders" shall mean Perseus and its Permitted Transferees; provided that a Perseus Shareholder shall not be considered a Perseus Shareholder unless it is controlled by (directly or indirectly) Perseus Capital, L.L.C.

          "Person" shall mean an individual, trust, partnership, company, corporation or other legal entity.

          "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock and any other preferred equity of the Company that the Company may issue from time to time.

          "Proposed Disposition" shall have the meaning set forth in Section 8(a) hereof.

          "Public Sale" shall mean any sale of Common Stock (i) pursuant to an offering registered under the Securities Act, (ii) made pursuant to Rule 144 promulgated under the Securities Act or any successor provision serving the same purpose, or (iii) made on any recognized stock exchange in any country which is a member of the Organization of Economic Cooperation and Development.

          "Recapitalization Agreement" shall mean a certain Recapitalization Agreement, dated March 10, 1998, by and among the Company, Derby International, Perseus, Cycle LLC and DFS, as amended.

          "Rule 144 Public Sale" shall mean any sale of securities to the public pursuant to an offering made pursuant to Rule 144 promulgated under the Securities Act or any successor provision.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Senior RIC Shares" shall mean the Class A Preferred Shares of Raleigh Industries of Canada Limited as defined in the Exchange Agreements.

          "Series A Preferred Stock" shall mean the shares of the Preferred Stock, Series A, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Series B Preferred Stock" shall mean the shares of the Preferred Stock, Series B, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Series C Preferred Stock" shall mean the shares of the Preferred Stock, Series C, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Series D Preferred Stock" shall mean the shares of the Preferred Stock, Series D, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation.

          "Series D-1 Preferred Stock" shall mean the shares of the Preferred Stock, Series D-1, of the Company, par value $.01 per share, authorized by the Certificate of Incorporation. For the avoidance of doubt, in no event shall Series D-1 Preferred Stock be deemed to constitute the same class or series of capital stock of the Company as the Series D Preferred Stock.

          "Shares" shall mean the issued shares of Common Stock and Preferred Stock of the Company from time to time.

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          "Shareholder" shall mean the members of the Shareholder Group and their Permitted Transferees, the Employee Shareholders, and such other Persons to the extent provided in Section 6(b).

          "Shareholder Group" shall mean each of the DFS Shareholders, the Cycle Shareholders, the Perseus Shareholders or the Soros Shareholders, as applicable.

          "Shareholder Group Shares" shall mean the sum of the total number of shares of Class A Common Stock, Class C Common Stock and the total number of shares of Series A Preferred Stock held by each Shareholder, and any Shares held by Derby International acquired pursuant to the Exchange Agreements.

          "Simultaneous Offer" shall have the meaning set forth in Section 9(a) of this Agreement.

          "Simultaneous Offer Date" shall have the meaning set forth in Section 9(a) of this Agreement.

          "Soros" shall mean Quantum Industrial Partners LDC, a Cayman Islands limited duration company.

          "Soros Director" shall mean the member of the Board of Directors, if any, appointed by the Soros Shareholders pursuant to Section 3(a).

          "Soros Shareholders" shall mean Soros and its Permitted Transferees; provided that a Soros Shareholder shall not be considered a Soros Shareholder unless it is controlled by (directly or indirectly) by Soros Equity Partners.

          "Subsidiary" shall mean a corporation (or equivalent legal entity under the law of any country) of which the Company owns directly or indirectly more than fifty percent (50%) of the shares the holders of which are ordinarily and generally, in the absence of contingencies or special arrangements, entitled to vote for the election of directors (or the equivalent governing body of the corporation).

          "Term of this Agreement" shall mean the period beginning on the date of this Agreement and continuing until the earliest of (i) the date there no longer are at least two (2) Shareholder Groups owning Shareholder Group Shares,
(ii) the date more than fifty percent (50%) of the outstanding Deemed Common Stock is beneficially owned by a Person or Persons who are not Shareholders, and
(iii) upon the consummation of an Approved Sale.

          "Transfer" shall have the meaning set forth in Section 2(a) of this Agreement.

          "Transfer Notice" and "Transferor" shall have the meanings set forth in Section 8(a) of this Agreement.

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2.   TRANSFER OF SHARES

     (a)  Restriction on Transfer of Shares

          During the Term of this Agreement, no Shareholder shall be entitled to sell, transfer, assign, pledge, charge or otherwise encumber ("Transfer") any
                                                               --------
interest in the Shares to any Person other than the Company, and the Company shall not register any Transfer of any of the Shares from a Shareholder to any Person (other than the Company), unless such Transfer is made in accordance with the terms and conditions of this Agreement.

     (b)  Restrictions to be Endorsed on Certificates

          Each Shareholder shall acquire the Shares subject to all of the rights, obligations and restrictions provided for in the Certificate of Incorporation and this Agreement. Each share certificate issued to a Shareholder or to any Person to whom a Shareholder sells, assigns or otherwise transfers Shares (other than in a Public Sale) shall be endorsed with a legend in substantially the following terms:

          "THE SHARES OF [COMMON STOCK/PREFERRED STOCK] OF THE DERBY CYCLE CORPORATION (THE "COMPANY") REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO CERTAIN RIGHTS AND ARE SUBJECT TO CERTAIN RESTRICTIONS, INCLUDING RESTRICTIONS ON THE TRANSFER THEREOF, CONTAINED IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY AND/OR SPECIFIED IN THE SHAREHOLDERS' AGREEMENT AMONG THE COMPANY AND THE HOLDERS OF THE SHARES OF THE COMPANY DATED MAY 14, 1998 (AND ALL AMENDMENTS THERETO), COPIES OF WHICH ARE AVAILABLE AT THE REGISTERED OFFICE OF THE COMPANY. THE SHARES OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE UPON THE BOOKS OF THE COMPANY UNLESS AND UNTIL ALL OF THE TERMS AND CONDITIONS OF THE CERTIFICATE OF INCORPORATION AND THE SHAREHOLDERS' AGREEMENT (AND ALL AMENDMENTS THERETO) HAVE BEEN COMPLIED WITH."

3.   DIRECTORS OF THE COMPANY AND ITS SUBSIDIARIES

     (a)  Nomination and Election of Directors of the Company

          The following persons have been appointed as directors of the Company for the period ending with the annual general meeting of shareholders of the Company for the fiscal year ending December 31, 2000:

               Alan J. Finden-Crofts

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

               A. Edward Gottesman
               Frederic V. Malek
               Gary S. Matthews
               Robert Michalik
               Frank H. Pearl
               Michael Pruzan
               Rick Rickertsen
               Dr. Thomas H. Thomsen

Each of the Shareholders shall vote all of the Shares owned by such Shareholder that are entitled to vote on matters submitted to the stockholders of the Company in favor of the appointment to the Board of Directors of each Person nominated by the DFS Shareholders, the Perseus Shareholders, the Cycle Shareholders and the Soros Shareholders in accordance with the following:

          (i)  for so long as the Cycle Shareholders hold Shares representing:
     (1) not less than sixty percent (60%) of the aggregate voting power of the Initial Cycle Shares (for this purpose, loss in voting power attributable to dilution resulting from the issuance of Shares by the Company to any Person shall be ignored); or (2) greater voting power than the Shares held by the DFS Shareholders, then:

               (A)  the Board of Directors shall consist of nine (9) directors;
          and


                    Cycle      5
                    DFS        2
                    Perseus    1
                    Soros      1

               (B) the Shareholders shall have the right at all times to nominate the numbers of persons set forth opposite such Shareholders name and elect in subsection A above:

               provided, however, that if the Perseus Shareholders are no longer part of the Eligible Group, then the Shareholder Group that holds a majority of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect an additional director to the Board of Directors; or

          (ii) at such time as the Cycle Shareholders hold Shares representing:
     (1) less than sixty percent (60%) of the aggregate voting power of the Initial Cycle Shares (for this purpose, loss in voting power attributable to dilution resulting from the issuance of Shares by the Company to any Person shall be ignored); and (2) voting power equal to or less than the voting power of the Shares held by the DFS Shareholders (such occurrence being referred to as the "Trigger Event"), then:

               (A) the Board of Directors shall consist of nine (9) directors;
          and

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                (B)  (x) the Shareholder Group, if any, that holds a majority of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect five (5) directors, the Shareholder Group that holds the second largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect two (2) directors, and the two Shareholder Groups that holds the smallest amount of the voting power of the Shares held by the Eligible Group shall be each entitled to nominate and elect one (1) director;

                provided that if the Eligible Group consists of only three (3) Shareholder Groups, then the Shareholder Group that holds the majority of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect five (5) directors, the Shareholder Group that holds the second largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect three (3) directors and the Shareholder Group that holds the smallest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect one
(1) director;

                provided further that if the Eligible Group consists of only two
(2) Shareholder Groups, then the Shareholder Group that holds a majority of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect six (6) directors and the Shareholder Group that holds the second largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect three (3) directors, and, provided further, that if the Eligible Group only consists of one Shareholder Group, then such Shareholder Group shall be entitled to nominate and elect nine (9) directors; and

                (C) (y) if no Shareholder Group holds a majority of the voting power of the Shares held by the Eligible Group, then the Shareholder Group that holds the largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect four (4) directors, the Shareholder Group that holds the second largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect three (3) directors and the two Shareholder Group that hold the smallest amounts of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect one (1) director each;

                provided that if there are only two (2) Shareholder Groups, then the Shareholder Group that holds the largest amount of voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect five (5) directors, and the Shareholder Group that holds the second largest amount of the voting power of the Shares held by the Eligible Group shall be entitled to nominate and elect four (4) directors);

          (iii) if, at any time after the Trigger Event, the number of seats on the Board of Directors of the Company that the Eligible Group is entitled to nominate and elect is changed (including, for example, upon an Initial Public Offering, in connection with the offer and sale of equity securities of the Company to new investors or otherwise), then the number of seats shall be allocated among the Eligible Group in proportion (as close as practicable) to the respective voting power held by each Shareholder Group; and

          (iv) if prior to a Trigger Event, the number of seats on the Board of Directors of the Company that the Eligible Group is entitled to nominate and elect is changed (including, for example, upon an Initial Public Offering, in connection with the offer and sale of equity securities of the Company to new investors or otherwise), then the number of seats which each Shareholder Group is entitled to nominate shall be adjusted proportionately so as to achieve (as close as practicable) the same proportion of nominees for each Shareholder Group as applicable prior to such change.

     (b)  Directors to be Elected Annually; Removal

          All members of the Board of Directors shall be elected or re-elected annually and shall serve until their respective successors are elected. A Shareholder Group that nominated a Person to be a member of the Board of Directors may remove such Person with or without Cause on delivery of written notice to the Company of such removal. The only other circumstances under which a Person may be removed from the Board of Directors shall be as otherwise required by this Agreement, by law or by a majority of the other members of the Board of Directors for Cause. In the event that any Person designated under
Section 3(a) hereof by a Shareholder Group for any reason ceases to serve as a member of the Board of Directors, the Shareholder Group that designated the Person that will no longer serve on the Board of Directors shall have the right to nominate a Person to fill the vacancy and such Person shall be elected to the Board of Directors by a majority of the remaining directors at a meeting called in accordance with Section 3(d) hereof or at a special meeting of the shareholders convened for that purpose. The Chairman or any other officer of the Company shall call a special meeting of the stockholders for such purpose as promptly as practicable upon any request for such meeting from the Shareholder Group entitled to nominate a director under this Section 3(b). At any such shareholders meeting, each of the Shareholders shall vote all Shares owned by such Shareholder that are entitled to vote with respect to the election of directors in favor of the election of the Person nominated by such Shareholder Group under this Section 3(b).


     (c)  Quorum for Meetings of the Board of Directors

          At all meetings of the Board of Directors, a majority of the members shall constitute a quorum for the transaction of business.

     (d)  Meetings of the Board of Directors

          Meetings of the Board of Directors shall be called by the Secretary or any other officer of the Company at the request of the Chairman, any member of the Board of Directors or any Shareholder Group. Notice of any meeting of the Board of Directors shall be given to each director in person or by telephone, telex, telefax, or other electronic means (provided that in the case of an e-mail notice, such notice must be promptly confirmed in person or by telephone, telex or telefax). Each notice shall notify the directors that the meeting will be held on the third day next succeeding the date of the notice unless a member of the Shareholder Group notifies the Chairman, the Secretary or the officer who provided the notice within 24 hours after the delivery of such notice that none of its representatives on the Board of Directors is available to participate in a meeting held on such date, in which case the meeting will be held on the seventh day next succeeding the date of the original notice. If a member of the Shareholder Group so notifies the Chairman of the Board of Directors or the Secretary within the time period specified above that none of its representatives is available to participate in a meeting held on the third day next succeeding the date of the notice, the Chairman of the Board, the Secretary or another officer of the Company will so notify the other directors and will confirm that the meeting will be held on the seventh day next succeeding the date of the original notice. Any notice required by this Section 3(d) may be waived by all members of the Board of Directors. All notices of meetings of the Board of Directors shall state in reasonable detail the business to be transacted at such meetings and, to the extent applicable, the right of a Shareholder Group to postpone the meeting in accordance with this Section 3(d).


     (e)  Action by the Directors without a Meeting

          The Board of Directors may take action without a meeting by unanimous written consent expressed in one or more documents, letters or telefaxes.

     (f)  Board of Directors of Subsidiaries

          The Board of Directors of each Subsidiary shall be nominated and elected by the Board of Directors of the Company.

     (g)  Termination of DFS Voting Rights

          The right of the DFS Shareholders to nominate and remove members of the Board of Directors under this Section 3 shall terminate if (1) the DFS Shareholders are no longer part of the Eligible Group or (2) during the lifetime of A. Edward Gottesman ("AEG"), AEG ceases to be the chairman of either DFS or Derby International; provided however, that if AEG dies or is physically or mentally disabled, then the right of the DFS Shareholders to nominate and elect directors pursuant to this Section 3 shall continue and the DFS Shareholders shall be entitled to nominate, elect and remove directors pursuant to Section 3 hereof if and only if at least one of the directors that the DFS Shareholders are entitled to nominate and elect is a person who is independent from and not a shareholder, director or employee of DFS, Derby International or The International Heart Foundation Trust or any of their Affiliates, is experienced in business matters and is reasonably acceptable to the Cycle Shareholders and the Perseus Shareholders.

     (h)  Termination of Cycle LLC Voting Rights

          The right of the Cycle Shareholders to nominate and remove members of the Board of Directors under this Section 3 shall terminate if (1) Thayer shall own and control, directly or indirectly, less than 51% of the outstanding voting and equity interests in the Cycle Shareholders or (2) the Cycle Shareholders are no longer part of the Eligible Group.

     (i)  Termination of Perseus Voting Rights

          The right of the Perseus Shareholders to nominate and remove members of the Board of Directors under this Section 3 shall terminate if Perseus is no longer a member of the Eligible Group.

     (j)  Termination of Soros Voting Rights

          The right of the Soros Shareholders to nominate and remove members of the Board of Directors under this Section 3 shall terminate if Soros is no longer a member of the Eligible Group.

     (k)  Reallocation of Nominees

          In the event that either the Cycle Shareholders or the DFS Shareholders lose their rights to nominate directors under Sections 3(g) and 3(h) above, the Shareholder Group owning stock with the largest amount of voting power on such date shall succeed to the right to nominate such directors, except to the extent otherwise provided in Section 3(a)(ii) hereof.

     (l)  Executive Committee

          So long as Soros is a member of the Eligible Group, Soros shall have a right to appoint a member to any executive committee of the Board of Directors (or an equivalent thereof).

     (m)  D&O Insurance

          So long as the Soros Director is a member of the Board of Directors, the Company shall cause to be maintained directors' and officers' liability insurance covering all Directors and officers of the Company, including coverage in an amount not less than the coverage amount on the date hereof.

     (n) The Calculation of the Majority of Interests of the Series D Preferred Shares

          In calculating whether the Soros Shareholders hold a majority in interest of the Series D Preferred Shares or in defining Eligible Group, any additional issuances of Series D Preferred Shares without the approval of the director nominated by Soros shall be disregarded.

4.   APPOINTMENT OF AUDITORS

          During the Term of this Agreement, for each fiscal year of the Company and each of the Subsidiaries which begins after December 31, 1997, each Shareholder shall vote all of the Shares held by such Shareholder which are entitled to vote thereon in favor of the election of any recognized accounting firm of international standing nominated by a majority of the Board of Directors of the Company as auditor for the Company.

5.   PRINCIPAL CORPORATE ACTION BY THE COMPANY AND SUBSIDIARIES

     (a)  Corporate Action by the Company not in the Ordinary Course of Business

          During the Term of this Agreement but only for so long as (1) the DFS Shareholders own at least 9% of the voting power of the outstanding Shareholder Group Shares and at least 6% of the voting power of the outstanding capital stock of the Company, (2) the Cycle Shareholders own at least 15% of the voting power of the outstanding Shareholder Group Shares and at least 10% of the voting power of the outstanding capital stock of the Company, (3) the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares and (4) no Shareholder Group owns more than 82.5% of the voting power of the outstanding Shareholder Group Shares, the Company shall not take any of the following actions unless (I) if the provisions of Section 3(a)(ii) are not then operative, such action is approved by the affirmative vote of a majority of the Board of Directors of the Company, which majority must include (x) either a director nominated by the Perseus Shareholders or the DFS Shareholders and (y) the Soros Shareholders or (II) if the provisions of Section 3(a)(ii) are then operative, such action is approved by the affirmative vote of five members of the Board of Directors of the Company including the Soros Director (so long as the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares):

          (i) make any material change in the nature of the business of the Company and the Subsidiaries, taken as a whole;

          (ii) purchase, acquire, manage or launch any new business or any part of a new business, or purchase or acquire more than five percent (5%) of the shares or other securities of any Person (other than a Person which is a Subsidiary before the date of such purchase or acquisition), for a total consideration in excess of the Approval Amount or the equivalent thereof in any other currency;

          (iii) make any investment of any kind in any corporation, company, firm or business enterprise controlled by one or more Shareholders or their Affiliates (other than a member of the Derby Group) or employees of the Shareholders or their Affiliates (other than a member of the Derby Group);

          (iv) purchase or lease any fixed assets or property from any Shareholder or Employee or any of their Affiliates (other than from a member of the Derby Group);

          (v) lend any money, make any guarantee or pledge the credit of the Company (or the credit of any Subsidiary) to or for the benefit of any Person other than a member of the Derby Group, except in the ordinary course of business of the Company;

          (vi)  enter into any plan of liquidation or dissolution;

          (vii) sell, lease, charge or encumber any of the assets, revenues or property, tangible or intangible, or transfer or dispose of all or any substantial part of the undertaking, assets or revenue of the Company or any of its Subsidiaries for total consideration exceeding the Approval Amount, except:
     (A) in the ordinary course of business and on arm's-length terms; or (B) if the assets, revenues or undertakings are not material to the business of the Derby Group, taken as a whole, provided such transaction is on arm's-length terms; or (C) to, or in favor of, a member of the Derby Group;

          (viii) amalgamate or merge with any other company or business enterprise (other than a member of the Derby Group);

          (ix) enter into any plan of reorganization or recapitalization which results in a change of ownership of the outstanding Shares (other than with a member of the Derby Group);

          (x) pay any dividends or distributions to Shareholders, except in accordance with the terms and conditions of this Agreement;

          (xi) incur any liability, commitment or obligation, or settle or compromise any claim, which is not otherwise specifically described above and which is out of the ordinary course of business of the Derby Group for an amount in excess of the Approval Amount or the equivalent thereof in any other currency;

          (xii) issue or sell any shares of Class A Common Stock (other than shares not subject to the Preemptive Rights as described in Section 12(a) of this Agreement) for no consideration or for a consideration less than the fair market value thereof (as such fair market value is determined in good faith by the Company's independent auditors); or

          (xiii) take steps or omit to take steps which will result in the termination of the rights to use the Derby trademark in any jurisdiction under that certain Trademark License Agreement of even date herewith.

     (b)  Prohibitions on Action by Subsidiaries

          During the Term of this Agreement but only for so long as (1) the DFS Shareholders own at least 9% of the voting power of the outstanding Shareholder Group Shares and at least 6% of the voting power of the outstanding capital stock of the Company, (2) the Cycle Shareholders own at least 15% of the voting power of the outstanding Shareholder Group Shares and at least 10% of the voting power of the outstanding capital stock of the Company, (3) the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares and (4) no Shareholder Group owns more than 82.5% of the voting power of the outstanding Shareholder Group Shares, the Company and each of the Shareholders shall take such action as may be necessary or appropriate (by voting the Shares held by such Shareholder, by causing action to be taken by the Board of Directors of the Company or any Subsidiary, or otherwise) to prevent any Subsidiary from taking the following actions unless (I) if the provisions of
Section 3(a)(ii) are not then operative, such action is approved by the affirmative vote of a majority of the Board of Directors of the Company, which majority must include (x) either a director nominated by the Perseus Shareholders or the DFS Shareholders and (y) the Soros Shareholders or (II) if the provisions of Section 3(a)(ii) are then operative, such action is approved by the affirmative vote of five members of the Board of Directors of the Company including the Soros Director (so long as the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares):

          (i) make any material change in the nature of the business of such Subsidiary; or

          (ii) take any of the actions described in clauses (ii) through (xiii) of Section 5(a).

     (c)  Soros Director Approval

          During the Term of this Agreement but only for so long as the Soros Shareholders own at least a majority of the outstanding Series D Preferred Shares, the Company shall not, without the approval of the Soros Director take any of the following actions:

          (i) issue any equity security senior or pari-passu to the Series D Preferred Shares (including additional Series D Preferred Shares) or any security convertible or exchangeable for any such security (other than Series C Preferred Shares);

          (ii) incur any debt other than the increase in the Company's existing senior credit facility by the Deutschmark equivalent of $11,500,000;

          (iii) pay any dividends or make any distributions on, or repurchase, redeem or otherwise retire, any shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock, any other equity security of the Company or its Subsidiaries (other than Series C Preferred Stock), or any security (other than Series C Preferred Stock) that is convertible into or exchangeable for any of the foregoing; or

          (iv) make any change in the Chief Executive Officer or Chief Financial Officer of the Company.

     (d)  Cycle Shareholders Exit and Distress Situations.

          Sections 5(a), 5(b) and 5(c) shall not apply and only the vote of the members of the Board of Directors of the Company nominated by the Shareholder Group that hold the majority of the voting power of the Shares held by the Eligible Group shall be required to approve any action by the Company or any
Subsidiary:

          (i) during the period that a payment default under the Financing Documents is not cured or after any acceleration of Indebtedness under the Financing Documents;

          (ii) during the period that an event of default under the Financing Documents resulting from unpaid judgments, the insolvency of the Company, the filing for bankruptcy protection (whether voluntary or involuntary) or similar event until such event of default is cured;

          (iii) during any period during which the financial covenants under the Financing Documents are not satisfied, resulting in a default under such documents, provided that Sections 5(a), 5(b) and 5(c) hereof shall continue to apply to the sale of any Principal Subsidiary (as defined in the Recapitalization Agreement) or the actions described in Sections 5(a)(vii) (asset sale) and (viii) (merger) until such default continues for two consecutive fiscal quarters of the Company;

          (iv)  in connection with or in order to effect a transaction in which
     (A) a majority of the Cycle Shareholders' equity interest in the Company is being exchanged for cash or other property or in which a dividend or other distributions outside the ordinary course of business is being paid pro rata (based upon the ownership of Deemed Common Stock) by the Company and
     (B) the Series D Preferred Stock is being redeemed in accordance with
     Section 6E of Part B of Article IV of the Certificate of Incorporation; and

          (v) in connection with or in order to effect the completion of one or more Public Sales as a part of a course of action for the sale of a majority of the Cycle Shareholders' equity interest in the Company; provided that following completion of the Initial Public Offering, Common Stock having a market value of at least $40 million, or stock equal to at least twenty-five percent (25%) of the outstanding common equity of the Company will be publicly-traded.

     (e)  Affiliated Transactions.

          Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not enter into any transaction with, or make any payments to, any Shareholder or its Affiliates (other than the Company or its Subsidiaries) or the officers, directors, employees or shareholders of any of them unless the Parties to such transaction have received the prior written approval of the Shareholder Group (with respect to Perseus, Cycle LLC, DFS and Soros) not a party to such transaction, provided that such approval shall not be required if such transaction is contemplated by this Agreement or the Certificate of Incorporation.

6.   CONDITIONS OF CERTAIN TRANSFERS

     (a) It shall be a condition of any transaction permitted under Section 7 or 8(d) of this Agreement, other than a Public Sale or a Transfer described in clause (a)(ii) of Section 7 hereof, that any Person to whom any interest in the Shares has been issued, sold, transferred, assigned, pledged, charged or otherwise encumbered shall, on the date on which such Person becomes entitled to any interest in the Shares, become a party to this Agreement, and thereupon be deemed to be a "Shareholder" for all purposes hereof, by executing a counterpart of this Agreement and by entering into valid and binding obligations to perform all of the executory terms and provisions of this Agreement applicable to such Person.

     (b) It shall be a condition of any Transfer permitted under this Agreement (other than a Transfer pursuant to Section 7 of this Agreement, to the Company or in a Public Sale), that any Person to whom any interest in the Shares has been issued, sold, transferred, assigned, pledged, charged or otherwise encumbered shall, on the date on which such Person becomes entitled to any interest in the Shares, become a party to this Agreement, and thereupon be bound by this Agreement as a "Shareholder" for purposes of Sections 2 (No Transfers), 3(a) (Directors), 11(a) through (d) (Approved Sale), 13 (Transfer Mechanics), and 14(b) (Confidentiality) hereof, by executing a counterpart of this Agreement and by entering into valid and binding obligations to perform all of the executory terms and provisions of this Agreement applicable to such Person pursuant to such Sections; provided, however, that such Person shall have none of the rights of a Shareholder under this Agreement (other than rights incidental to the obligations contained in such Sections).

7.   CERTAIN PERMITTED TRANSFERS OF SHARES

     (a)  Subject to the condition contained in Section 6(a) of this Agreement,
(i) any Shareholder who is an individual may at any time sell, assign or otherwise transfer all or part of the Shares owned by such Shareholder to or among any trust or trusts established for the benefit of such Shareholder or the spouse, issue, siblings or parents of such Shareholder (a "Family Trust") and for purposes of Sections 3 (Directors), 8 (Right of First Offer), 9 (Actions in the Event of Transfers not permitted by this Agreement), 10 (Rights on Certain Dispositions), 11 (Approved Sale) and 12 (Preemptive Rights) of this Agreement, any Shares held by a Family Trust shall be treated as if they were still owned by the Shareholder who sold, assigned or otherwise transferred such Shares to the Family Trust, (ii) at any time after an Initial Public Offering, Perseus, Thayer and Soros may distribute Shares to their members or partners without consideration pro rata in accordance with the terms of the partnership agreement of Thayer Equity Investors III, L.P., the limited liability company agreement of Perseus Capital, L.L.C., and the organization documents of Soros, as the case may be, and (iii) any Shares owned by any Shareholder who is not an individual may be sold, assigned or transferred to any Affiliate of such Shareholder (a "Qualified Affiliate"); provided, however, any subsequent Transfer, whether
 -------------------
direct or indirect, of an interest in a Qualified Affiliate to a Person that is not an Affiliate transferor shall be deemed to be a Transfer of the Shares held by such Qualified Affiliate subject to the terms and conditions of this Agreement and, upon such subsequent transfer, such Qualified Affiliate shall no longer be deemed to be a Shareholder for purposes of this Agreement except to the extent provided in Section 6(b) hereof or a DFS Shareholder, Cycle Shareholder or Perseus Shareholder, as the case may be.

     (b) Any Transfer permitted under Section 7(a) hereof shall not relieve the transferor of any liabilities and obligations it has under the Recapitalization Agreement. In connection with, and as a condition to, any Transfer under clauses
(i) and (iii) of Section 7(a) hereof, the transferee must agree to assume such obligations, if any, of the transferor under the Recapitalization Agreement.

8.   RIGHT OF FIRST OFFER

     (a)  Transfer Notice to Board of Directors

          Except as otherwise permitted under Section 7 of this Agreement or in connection with a Public Sale, no Shareholder shall sell, transfer, assign, pledge, charge or otherwise encumber all or any part of such Shareholder's interest in the Class A Common Stock, Class C Common Stock, the Series A Preferred Stock or the Series D Preferred Stock (any such action being referred to as a "Proposed Disposition"), unless such Shareholder (a "Transferor") shall
         --------------------                                ----------
give a written notice (the "Transfer Notice") to the other Shareholders stating
                            ---------------
that the Transferor wishes to make a Proposed Disposition. The Transfer Notice shall state the material terms of the Proposed Disposition, including the number of Shares to be sold and the cash purchase price per Share and, if known at such time, the name(s) of any proposed transferee(s). The delivery of the Transfer Notice to the other Shareholders shall constitute an offer to sell in accordance with the provisions of this Section 8 all (but not less than all) of the Class A Common Stock, Class C Common Stock, Series A Preferred Stock and the Series D Preferred Stock covered in such Transfer Notice (the "Offered Shares") on the
                                                      --------------
same terms, including the same price, as specified in such Transfer Notice on a date not earlier than thirty (30) days and not later than sixty (60) days after the date of the Transfer Notice.

     (b)  Response from Other Shareholders

          Within thirty (30) days after the date of receipt of a Transfer Notice, the Other Shareholders shall give notice to the Transferor indicating such Shareholder's willingness to purchase the Offered Shares. If the Offered Shares are accepted for purchase by more than one Shareholder, the Offered Shares shall be allocated among such accepting Shareholders pro rata based on their respective ownership of Deemed Common Stock. Once accepted by a Shareholder (and subject to the foregoing pro ration) such agreement between the Transferor and such Shareholder(s) shall become unconditional.


     (c)  Disposals in the Event of Non-Acceptance of Offered Shares

          If the Offered Shares are not accepted by one or more of the other Shareholders under Section 8(b) hereof: (i) the Transferor may withdraw the Transfer Notice; or (ii) the Transferor may make the Proposed Disposition of the whole (but not part) of the Offered Shares on terms no less favorable to the Transferor than those set out in the Transfer Notice, provided that the price per Offered Share received in the actual sale can be as little as ninety-five percent (95%) of the cash price specified in the Transfer Notice, provided further, that if the entire price per Offered Share received in the actual sale is not in cash, then the Company's independent auditors shall determine the value of the non-cash consideration received in the actual sale of the Offered Shares in order to determine whether the aggregate price per Offered Share received in the actual sale exceeds or is equal to ninety-five percent (95%) of the cash price per Offered Share specified in the Transfer Notice. Any Proposed Disposition permitted by this Section 8(c) may be made at any time within one hundred and ninety (190) days after the date of the Transfer Notice.


     (d)  Special Provision

          Subject to the fulfillment of the condition contained in Section 6(a) of this Agreement, the provisions of Sections 8(a) through 8(c) hereof shall not apply to any transfer of any Shares from a Shareholder to his estate upon death, to his heirs by operation of the laws of intestacy, to his heirs or legatees under the terms of a will or codicil or to any legal representative of such Shareholder who is appointed by a court of law in the event of the incapacity of such Shareholder (and such estate, heirs, legatees or legal representative may acquire and hold good and valid title to any such Shares so transferred without payment of consideration, subject to fulfillment of the condition contained in Section 6(a) of this Agreement).


     (e)  Waiver of Right of First Offer


          Notwithstanding anything to the contrary, if the approval of the Perseus Director is required for any Proposed Disposition pursuant to Section 11(e), then the provisions of Sections 8(a) through 8(c) hereof shall not apply.


9    ACTION IN THE EVENT OF TRANSFERS NOT PERMITTED BY THIS AGREEMENT


     (a)  Events Resulting in a Simultaneous Offer

          If any of the following events shall occur, each Shareholder involved in such event shall be deemed to have made a simultaneous offer (the "Simultaneous Offer") to sell to the Company or its Designee all of the Shares
 ------------------
owned by such Shareholder on the date on which the event occurs (the "Simultaneous Offer Date"):
 -----------------------


          (i) a Shareholder takes any action or makes any attempt to Transfer any Shares, or omits to take any action that would prevent a Transfer of any Shares, owned by such Shareholder except in accordance with the terms and conditions of this Agreement and the Certificate of Incorporation;


          (ii) any order, judgment or decree is made by a court having jurisdiction in the matter adjudging a Shareholder bankrupt or insolvent;

          (iii) any order, judgment or decree is made by a court having jurisdiction in the matter which results in the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of a Shareholder (or his or its property), and such order, judgment or decree shall have continued undischarged or unstayed for a period of sixty (60) days;

          (iv) a Shareholder institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy or insolvency petition against such Shareholder or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of such Shareholder (or his or its property), or makes an assignment for the benefit of creditors;

          (v) any judgment is obtained in any legal or equitable proceeding against a Shareholder and a sale of all or any part of the Shares is threatened under legal process as a result of such judgment, or any execution process is issued against any such Shareholder or any Shares owned by him or it, or any other form of legal proceeding or process is instituted as a result of which any

     Shares are threatened to be sold and such execution is not dismissed, discontinued or stayed within a period of ninety (90) days from the occurrence thereof;


provided that the Shareholder involved in the event which causes the Simultaneous Offer shall have ninety (90) days from the Simultaneous Offer Date to cure the event which caused such Simultaneous Offer.


     (b)  Purchase Price

          (i) The price for each Share for which a Simultaneous Offer is deemed to be made in accordance with Section 9(a)(i) shall be the lesser of (i) eighty percent (80%) of the fair market value of such Share (as determined by the independent auditors of the Company in good faith) and (ii) the book value of such Share, in each case as of the Simultaneous Offer Date, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date.


          (ii) The purchase price for each Share for which a Simultaneous Offer is deemed to be made in accordance with any of Section 9(a)(ii) through (v) shall be determined as follows: (A) the price for each share of Class A Common Stock shall be $800.00, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date; (B) the price for each share of Class B Common Stock shall be $800.00, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date; (C) the price for each share of Class C Common Stock shall be $1,200, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date;
(D) the price for each share of Series A Preferred Stock shall be $1,200, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date; (E) the price for each share of Series B Preferred Stock shall be $800, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time, from the Closing Date (or, if later, the date of purchase or issue of such Shares) until the Simultaneous Offer Date; (F) the price for each share of Series D Preferred Stock shall be $800, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time from the date of purchase or issue of such Shares until the Simultaneous Offer Date; and (G) the price for each share of Series D-1 Preferred Stock shall be $800, plus interest at the "Base Rate" for dollars of Citibank N.A., in effect from time to time from the date of purchase or issue of such Shares until the Simultaneous Offer Date.


     (c)  Payment of Purchase Price


          The price to be paid for each Share purchased pursuant to this Section 9 shall be paid in dollars at the registered office of the Company sixty (60) days after the date on which the Board of Directors gives notice to the relevant Shareholder of the Company's intent to purchase such Common Stock, and any member of the Board of Directors of the Company is hereby authorized to take all action necessary to carry out on behalf of the Shareholders concerned the transfer of all Shares included in the Simultaneous Offer.

     (d)  Extension of Simultaneous Offer

          Within thirty (30) days after the date on which the Board of Directors learn of the event which causes the Simultaneous Offer to be made, the Board of Directors may, but shall not be required to, extend the Simultaneous Offer as to all or part of any Shares included in the Simultaneous Offer to all of the other Shareholders pro rata based upon the Payment Outflows made by each such Shareholder in respect of the Shares held by such Shareholder on the Simultaneous Offer Date, and such other Shareholders may purchase the Shares so offered in place of the Company or its Designee. Acceptance of such offer must be made and the sale must be completed within twenty-one (21) days and thirty
(30) days, respectively, after the date on which the Board of Directors extends the offer to the other Shareholders pursuant to this Section 9(d).


10.  RIGHTS ON CERTAIN DISPOSITIONS


     (a) At least 30 days prior to any Transfer of Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock by any Shareholder, the transferring Shareholder (the "Selling Shareholder") will deliver written notice (the "Sale
                  -------------------                                     ----
Notice") to the Company and all other Shareholders who hold Common Stock and
------
Preferred Stock (the "Other Shareholders"), specifying in reasonable detail the
                      ------------------
identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Other Shareholders may elect to participate in the contemplated Transfer by delivering written notice (the "Election Notice") to the Selling
                                            ---------------
Shareholder within 10 days after delivery of the Sale Notice. If any Other Shareholders have elected to participate in such Transfer, the Selling Shareholder and each such Other Shareholders will be entitled to sell in the contemplated Transfer (A) a number of shares (in the case of each Other Shareholder, not to exceed the number specified in such Other Shareholder's Election Notice) of (1) Deemed Common Stock equal to the product of the Selling Percentage (as defined below) and the number of shares of Deemed Common Stock owned by such Person, (2) Class B Common Stock equal to the product of the Selling Percentage and the number of shares of Class B Common Stock owned by such Person, (3) Converted Common (if any) equal to the product of the Selling Percentage and the number of shares of Converted Common such Person could acquire under Section 4D(ii) of Part B of Article IV of the Certificate of Incorporation at the purchase price provided below, (4) Series B Preferred Stock equal to the product of the Selling Percentage and the number of shares of Series B Preferred Stock owned by such Person and (5) Series D Preferred Stock equal to the product of the Selling Percentage and the number of shares of Series D Preferred Stock owned by such Person plus (B) a pro rata share (based upon the ownership of Shares) of the Shares requested to be sold in the Sale Notice and the Election Notices but not otherwise allocated to the Selling Shareholder and the Other Shareholders under clause (A) above. The Selling Shareholder will not Transfer any of its shares of Class A Common Stock, Class C Common Stock, Series A Preferred or Series D Preferred Stock to the prospective transferee(s) unless simultaneously with such Transfer, the prospective transferee or transferees purchase from the Other Shareholders all of the shares of Common Stock, Preferred Stock and Converted Common, as the case may be, which the Other Shareholders are entitled to sell to such prospective transferee(s) pursuant to this Section 10(a) and subject to the terms and conditions of Section 10(c) hereof. The "Selling Percentage" means, as applicable, (I) the percentage derived by dividing (w) the number of shares of Deemed Common Stock being offered for sale by the Selling Shareholder by (x) the number of shares of Deemed Common Stock outstanding as of the date of the Sale Notice or (II) the percentage derived by dividing (y) the number of shares of a class of Common Stock and/or a series of Preferred Stock, as the case may be, being offered for sale by the Selling Shareholder by (z) the number of shares of such class of Common Stock and/or such series of Preferred Stock, as the case may be, outstanding as of the date of the Sale Notice; provided, however, that the number of shares of Deemed Common Stock being offered for sale by the Selling Shareholder shall be reduced as necessary to permit the participation in the proposed sale of the Government of Singapore Investment Corporation pursuant to the terms of that certain Senior Subordinated Loan Agreement dated as of February 3, 1999 between the Company and GSIC. None of the provisions of Section 10 hereof shall apply to an Exempt Transfer.


     (b)  In the event that:


               (i) a Shareholder wishes to make a Proposed Disposition of Shares pursuant to Section 8 of this Agreement (other than a transaction permitted by Section 7 of this Agreement); and

               (ii) such Proposed Disposition complies with all of the terms and conditions of Section 8; and

               (iii) after the Proposed Disposition (taking into account the exercise of any rights of other Shareholders under this Section 10), Shareholders on the date on which the notice of such Proposed Disposition is received, will own, in the aggregate, less than fifty-one percent (51%) of the voting power of the outstanding capital stock of the Company, then the Selling Shareholders shall obtain from the prospective transferees an offer to each Other Shareholder to acquire all of the Shares of the Other Shareholders.


     (c) The terms and conditions applicable to the Shares to be sold by the Other Shareholders under this Section 10 are as follows: (i) with respect to the Class A Common Stock owned by such Shareholder, at the same price applicable to, and on terms and subject to conditions substantially identical to those offered in the Proposed Disposition with respect to, the Deemed Common Stock, (ii) with respect to the Series B Preferred Stock owned by such Shareholder, on terms and subject to conditions substantially identical to those offered in the Proposed Disposition, and at a price per share equal to the Liquidation Amount (as defined in the Certificate of Incorporation) thereof plus all accrued and accumulated but unpaid dividends thereon, and (iii) with respect to the Class B Common Stock owned by such Shareholder, at a price per share equal to the Implied Class B Purchase Price, and on terms and subject to conditions substantially identical to those offered in the Proposed Disposition. Notwithstanding the foregoing, in the event that all of the outstanding equity securities of the Company are to be sold in a Proposed Disposition, each Shareholder shall be paid, in respect of the Shares held by such Shareholder, the amount that such Shareholder would have received if such aggregate consideration payable in such Proposed Disposition had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Part D of Article Four of the Certificate of Incorporation.


11.  APPROVED SALE


     (a)  Obligation to "Go Along"


          Subject to Sections 5(a) and 5(c) of this Agreement, if the Board of Directors of the Company approves a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all or substantially all (i.e., greater than 66 2/3%) of the Company's outstanding capital stock (whether by sale of stock, merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Person or group of Persons (collectively an "Approved Sale"), each Shareholder will consent to
                             -------------
and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Shareholder will waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Shareholder will agree to sell all of its Shares and rights to acquire Shares on the terms and conditions approved by the Board of Directors of the Company. Each Shareholder will take all reasonable actions in connection with the consummation of the Approved Sale as requested by the Company.


     (b)  Conditions

          The obligations of the Shareholders with respect to an Approved Sale are subject to the satisfaction of the condition that upon the consummation of the Approved Sale; (A) all of the Class A Common Stock to be sold in such Approved Sale shall be sold at the same price applicable to, and on terms and subject to conditions substantially identical to those applicable to, the Deemed Common Stock in such Approved Sale, (B) all of the Class C Common Stock to be sold in such Approved Sale shall be sold at the same price, and on terms and subject to conditions substantially identical to those applicable to the Deemed Common Stock in such Approved Sale, (C) all of the Series B Preferred Stock to be sold in such Approved Sale shall be sold on the same terms (other than with respect to price) and subject to conditions substantially identical to those applicable to the Deemed Common Stock in such Approved Sale, and at a price per share equal to the Liquidation Amount (as defined in the Certificate of Incorporation) thereof plus all accrued and accumulated but unpaid dividends thereon, (D) all of the Class B Common Stock to be sold in such Approved Sale shall be sold at a price per share equal to the Implied Class B Purchase Price, and on terms (other than with respect to price) and subject to conditions substantially identical to those applicable to the Deemed Common Stock in such Approved Sale, and (E) all of the Series D Preferred Stock to be sold in such Approved Sale shall be sold on the same terms (other than with respect to price) and subject to conditions substantially identical to those applicable to the Deemed Common Stock in such Approved Sale, but only for cash and at a price per share equal to the Liquidation Amount (as defined in the Certificate of Incorporation) thereof plus all accrued and accumulated but unpaid dividends thereon. Notwithstanding the foregoing, in the event that all of the outstanding equity securities of the Company are to be sold in an Approved Sale, each Shareholder shall be paid, in respect of the Shares held by such Shareholder, the amount that such Shareholder would have received if such aggregate consideration payable in such Approved Sale had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Part D of Article Four of the Certificate of Incorporation.


     (c)  Appointment of Purchaser Representative


          If the Company or a Shareholder enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Shareholder will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any Shareholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative. If any Shareholder declines to appoint the purchaser representative designated by the Company such Shareholder will appoint another purchaser representative, and such Shareholder will be responsible for the fees of the purchaser representative so appointed. This Section 11(c) shall apply only to Shareholders that are required to appoint a purchaser representative under Regulation D (or any successor regulation then in effect) promulgated under the Securities Act.


     (d)  Costs


          Shareholders will bear their pro-rata share (based upon the proceeds to be received by each Shareholder) of the costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 11(d), costs incurred in exercising reasonable efforts to take all necessary actions for the consummation of an Approved Sale in accordance with Section 11(a) hereof shall be deemed to be for the benefit of all Shareholders. Costs incurred by Shareholders on their own behalf will not be considered costs of the transaction hereunder.


     (e)  Perseus Approval


          Notwithstanding anything to the contrary, if the consideration to be received by the Shareholders in an Approved Sale is other than Cash, then the approval of the Perseus Director shall be required unless any one of the following conditions are met:


          (i) the IRR on each of the Shareholder Groups' investment in Class A Common Stock (including for this purpose, Class A Common Stock issuable upon conversion of the Series A Preferred Stock) shall be more than twenty percent (20%) based solely on the Cash portion of the total Payment Inflows received prior to the date of such Approved Sale and to be received upon consummation of such Approved Sale in respect of such investment;


          (ii) (A) the Cash portion of the consideration to be received in such Approved Sale exceeds fifty percent (50%) of the total value of such consideration, (B) the non-Cash portion of the consideration to be received in such Approved Sale is in the form of securities of another Person that has consolidated net worth at least equal to at least $500,000,000, and (C) Perseus and

     DFS shall each have the ability to sell or otherwise liquidate such securities of such other Person pursuant to puts, calls or other such devices within three years of the consummation of the Approved Sale;


          (iii) the Cash portion of the consideration to be received in such Approved Sale exceeds ninety percent (90%) of the total value of such consideration;


          (iv) the IRR on the total investment of the Cycle Shareholders in the Company would be less than twenty percent (20%) after taking into account all Payment Inflows to be received by the Cycle Shareholders in such Approved Sale (where any notes included in such Payment Inflows are valued at their face value and any securities included in such Payment Inflows are valued without applying any discount of any nature);


          (v) if the consideration received by the Shareholders is in the form of securities of another Person, the market capitalization (as determined in the Board of Directors' good faith judgement) of such Person is (or prior to giving effect to the Approved Sale is) greater than eight hundred million dollars ($800,000,000); or


          (vi) each of the Perseus Shareholders and the DFS Shareholders can sell or otherwise liquidate any consideration it receives which is in the form of securities of another company, corporation or other legal entity within nine (9) months after the consummation of the Approved Sale under Rule 144 Public Sales (based on the trading volume of such securities at the time the Approved Sale was approved by the Board of Directors) taking into account the ability to exercise any demand registration rights granted to the Perseus Shareholders or the DFS Shareholders in such Approved Sale;


provided that this Section 11(e) shall not apply if there are no Perseus Directors elected to the Board of Directors.


12.  PREEMPTIVE RIGHTS


     (a)  Right to Purchase


          Except for the issuance of Common Stock (and/or securities exercisable for or convertible into Common Stock) (i) to the Company's or its Subsidiaries' directors or employees (other than an Affiliate of any Shareholder) in their capacity as such, (ii) in connection with an Approved Sale, (iii) in connection with any merger, consolidation, acquisition of stock, acquisition of assets, business combination or similar transaction permitted by this Agreement (including without limitation approval under Section 5), (iv) pursuant to a Public Sale, (v) to any providers of debt financing to the Company or any of its Subsidiaries, (vi) upon the conversion or exercise of securities convertible or exchangeable into or containing options or rights to acquire Common Stock or in connection with the issuance of Shares pursuant to the Exchange Agreements,
(vii) pursuant to any adjustments required under Section 7A or 7B of Part B of the

Certificate of Incorporation, or (viii) to the holders of Class A Common Stock in connection with a subdivision or combination of Class A Common Stock, a reverse stock split or a stock dividend payable solely in shares of Class A Common Stock, in each case if each holder of Class A Common Stock receives Common Stock proportionate to its ownership of Class A Common Stock in connection with the transaction described in this clause (viii), upon any proposed issuance of any capital stock the Company shall first offer to sell to each member of the Shareholder Group a portion of such stock or securities (the "Offered Securities") determined based on the face value of the Shares held by
 ------------------
such member of the Shareholder Group; provided, however, that if the members of the Shareholder Group do not subscribe for the total amount of stock or securities offered to the Shareholder Group, then the holders of shares of Class B Common Stock or Series B Preferred Stock shall be entitled to subscribe for such unsubscribed for stock or securities pro rata, based on the Payment Outflows made by each such holder in respect of its Class B Common Stock and Series B Preferred Stock. Each member of the Shareholder Group shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Person. The purchase price for all stock and securities offered to the Shareholder Group shall be payable in cash by wire transfer of immediately available funds or if such Common Stock is being offered to Persons not a party to this Agreement on such other terms as offered to such Persons.


     (b)  Exercise of Right


          In order to exercise its purchase rights hereunder, each member of the Shareholder Group must deliver a written notice to the Company describing its election hereunder within thirty (30) days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such member of the Shareholder Group's percentage allotment.


          Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the members of the Shareholder Group have not elected to purchase during the one hundred ninety
(190) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Shareholder Group. Any stock or securities offered or sold by the Company to any Person after such 190-day period must be reoffered to the Shareholder Group pursuant to the terms of this
Section 12.


13   GENERAL PROVISION WITH RESPECT TO SHARE TRANSFERS


          The Company shall not register any transfer of any Shares from any Shareholder to any Person unless such transfer is made pursuant to the terms and conditions of this Agreement and the Certificate of Incorporation. The Company shall take all lawful action necessary or appropriate to implement the provisions of this Agreement and the Certificate of Incorporation and to prevent the acquisition, disposition or transfer by a Shareholder of any Shares except in accordance with the terms and conditions of this Agreement and the Certificate of Incorporation. Such action may include (but shall not be limited to) the execution and delivery of all instruments and documents and the taking of all such other action as the Company may deem reasonably necessary or appropriate, on behalf of and in the name of any Shareholder, in order to carry out the terms, provisions and purposes of this Agreement and the Certificate of

Incorporation. Each Shareholder hereby appoints the Company his or its agent or attorney-in-fact for the purpose of taking any action provided for in this
Section 13. The power given by the Shareholders to the Company pursuant to this
Section 13 shall survive the death or bankruptcy of any Shareholder and may be revoked only with the written consent of the Company.


14   BOOKS AND RECORDS; CONFIDENTIALITY


     (a)  Maintenance of Accounts, Books and Records


          The Company shall take the following action with respect to financial record keeping, and the Company shall cause its Subsidiaries to take corresponding action appropriate to local conditions and requirements:


          (i) maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions of the Company or such Subsidiary and dispositions of the assets and liabilities of the Company or such Subsidiary; and


          (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:


               (A) transactions are executed in accordance with management's general or specific authorization;


               (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets;


               (C) access to assets is permitted only in accordance with management's general or specific authorization; and


               (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.


     (b)  Confidentiality


          Each Shareholder covenants and agrees that he or it will not (and, in the case of a corporate, limited liability or partnership Shareholder, shall use its best efforts to procure that its directors, members, officers, partners, employees or agents will not), at any time during the Term of this Agreement or thereafter, communicate or disclose to any unauthorized person or use for his or its own account or business any information, observations, data, written materials, records or documents which are prepared or obtained by such Shareholder or which come into his or its possession during the Term of this Agreement and which relate to the performance by the Derby Group of its business or affairs. The obligations contained in this Section 14(b) (i) shall not apply in the event and to the extent that the information, observations, data, written materials, records or documents referred to in this Section 14(b) become generally known to or available for use by the public other than by an act or omission of a Shareholder in violation of the terms of this Agreement, (ii) are disclosed to the Shareholder's auditors, lenders, professional advisors or, in the case of a corporate Shareholder, its directors, officers, shareholders and warrant holders, or in the case of a Shareholder that is a partnership or limited liability company to its partners or members, as the case may be (subject in each case to the terms of the first parenthetical clause in this Section 14(b), (iii) to potential transferees of any Shares (provided that such potential transferee agrees to be bound by the provisions of this Section 14(b) or (iv) as may be necessary upon advice of counsel in connection with litigation relating to the enforcement of such Shareholder's rights under this Agreement. The obligations of each of the Shareholders under this Section 14(b) shall not be affected by any sale, assignment, transfer or other disposition of the Shares and shall survive the termination of this Agreement. In the event that any Shareholder is required by a governmental agency or otherwise by law to disclose any information relating to the Derby Group, the Shareholder shall provide the Company with prompt notice of such request, including a description of the request and the information to be disclosed, so that the Company may seek an appropriate protective order and/or waive the Shareholder's compliance with the provisions of this Section 14(b). If, in the absence of a protective order or the receipt of a waiver from the Company, the Shareholder is nonetheless, in the written opinion of the Shareholder's legal advisers, compelled to disclose information concerning the Derby Group to any court or other tribunal or else stand liable for contempt or suffer other censure or penalty, the Shareholder may disclose such information to such tribunal without liability under this Agreement; provided, however, that the Shareholder shall give the Company notice of the information to be so disclosed as far in advance of its disclosure as is practicable, and the Shareholder shall use his or its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.


15   ADDITIONAL ACTION


          Each party to this Agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms, provisions and purposes of this Agreement.


16   AMENDMENTS


          No amendment, interpretation or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by the parties to this Agreement.


17   COUNTERPARTS


          This Agreement may be executed in any number of counterparts, all of which shall constitute one agreement, and each such counterpart shall be deemed to have been made, executed and delivered on the date set out at the head of this Agreement, without regard to the dates or times when any such counterparts may actually have been made, executed or delivered.

18   ASSIGNMENT BY THE PARTIES


          This Agreement shall be binding upon and shall inure to the benefit of each party, his heirs and legal representatives or its or his successors or assigns, except that the obligations of each party under this Agreement may only be assigned or transferred in conjunction with a sale, assignment or transfer of the Shares owned by such party which is permitted by the terms and conditions of this Agreement.


19   ENFORCEMENT


          The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.


20   ENTIRE AGREEMENT


          This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties, whether written or oral, with respect to the subject matter of this Agreement.


21   EXHIBITS AND HEADINGS


          The exhibits to this Agreement are an integral part hereof. The headings of Sections and subsections are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement.


22   GOVERNING LAW


          THE CORPORATE LAW OF DELAWARE WILL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND THE SHAREHOLDERS. ALL OTHER ISSUES CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE CO-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, OVER ANY LAWSUIT UNDER THIS AGREEMENT AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN. EACH PARTY HEREBY WAIVES THE NECESSITY FOR PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED), WITH A COPY ALSO BEING SENT BY FACSIMILE (WITH RECEIPT

CONFIRMED), IN EACH CASE DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN AND WITH COPIES SENT AS REQUIRED BY, SECTION 23 BELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED ON THE DATE OF ACTUAL RECEIPT. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING CONTAINED IN THIS SECTION 22 WILL PROHIBIT PERSONAL SERVICE IN LIEU OF THE SERVICE BY MAIL CONTEMPLATED HEREIN.


23   NOTICES


          All notices, demands or other communications under this Agreement shall be given or made in writing, and shall be delivered personally, sent by certified or registered air mail (with return receipt requested) or sent by telefax or courier service, addressed to the other party at the address set out in Exhibit C to this Agreement or at such other address as may be designated by notice from such party to each other party, provided that any notice, demand or other communication which is sent by telefax shall also be confirmed by airmail in the manner provided for above. Any notice, demand or other communication given or made by mail in the manner prescribed in this Section 23 shall be deemed to have been received five (5) days after the date of mailing. Any notice, demand or other communication given or made by telefax in the manner provided for in this Section 23 shall be deemed to have been received when actually received by the addressee or five (5) days after the date of mailing of the confirmation, whichever is earlier.


24   PARTNERSHIP OR AGENCY


          Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the parties. Except as expressly provided for, nothing contained in this Agreement shall authorize any party to act as agent or representative of any other party or to authorize any party to assume or create any obligations on behalf of any other party.


25   SUCCESSORS OF THE COMPANY


          This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For purposes of this Section 25, the term "successor" shall mean any Person which at any time, whether by purchase, merger, assignment or otherwise, acquires all or substantially all of the assets or business of the Company.


26   SEVERABILITY


          If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

27   SPECIAL PROVISIONS UPON AN INITIAL PUBLIC OFFERING


     (a) The parties hereto agree that, notwithstanding any other provision herein to the contrary, if in connection with the Initial Public Offering the sole or managing underwriter thereof advises the Company that in its opinion the continuation of any provision contained in this Agreement would adversely affect the distribution of the securities being offered in the Initial Public Offering, the price that will be paid in such Initial Public Offering or the marketability thereof, then the parties shall amend this Agreement to the extent requested by such sole or managing underwriter to prevent such effect and this Agreement, as so amended, shall continue thereafter in full force and effect. The parties further agree that, notwithstanding the foregoing, each of the parties hereto shall use commercially reasonable efforts to cause all of this Agreement to remain in effect following an Initial Public Offering.


     (b) Each party to this Agreement agrees to take all such actions as may be reasonably required to cause each share of Class A Common Stock outstanding immediately prior to an Initial Public Offering (including Class A Common Stock acquired pursuant to Section 2B of Part C of the Certificate of Incorporation) to be converted in connection with the closing of the Initial Public Offering, on a share for share basis, into shares of the common equity securities of the Company offered in the Initial Public Offering.


     (c) The parties hereto agree that in connection with the Initial Public Offering each such party shall take all such actions as are reasonably requested by the sole or managing underwriter thereof in connection with such Initial Public Offering, including without limitation, entering into customary standstill agreements or other agreements that may be reasonably required of the Company's stockholders to facilitate such Initial Public Offering.


28   SEVERABILITY


     If any provision of this Agreement is held to be invalid or unenforceable by any judgement of a tribunal of competent jurisdiction, the remainder of the provisions of this Agreement shall not be affected by such judgement, and the understanding of the parties embodied in this Agreement shall be carried out as nearly as possible according to their original terms and intent.


29   SENIOR RIC SHARES


     For all purposes of this Agreement, the DFS Shareholders (without duplication) shall be deemed to own any securities of the Company which would be acquired in exchange for the Senior RIC Shares under the Exchange Agreement, and such shares shall be deemed outstanding capital stock of the Company as of May 14, 1998. The parties hereto agree that, in the event any matter is submitted to the Shareholders for their approval, the DFS Shareholders shall be deemed to own any voting securities of the Company which can be obtained in exchange for the Senior RIC Shares pursuant to the Exchange Agreement. For purposes of determining whether any such matter has been approved by the requisite number of votes, such voting securities shall be deemed outstanding, and the votes of such securities shall be counted. Any Shares issued to DICSA pursuant to the Exchange Agreements shall be deemed to have been issued as of May 14, 1998. The Company agrees to take all actions necessary to effect the Transactions described in the Exchange Agreements, including, without limitation, consenting to and waiving any restrictions on redemptions or the issuance of new Shares at less than fair market value.


30   SHAREHOLDERS AGREEMENT IS CONTROLLING


     To the extent that there is any inconsistency between this Agreement and the Company's Bylaws, this Agreement shall control and shall be deemed to have hereby amended the Bylaws.

                           *     *     *     *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year set out at the head of this Agreement.



                                   THE DERBY CYCLE CORPORATION



                                   By:   /s/ Daniel S. Lynch
                                      ---------------------------------------
                                      Name:  Daniel S. Lynch
                                      Title: Chief Financial Officer



                                   THE SHAREHOLDERS

                                   DERBY FINANCE S.ar.l.



                                   By:   /s/ A. Edward Gottesman
                                      ---------------------------------------
                                      Name:  A. Edward Gottesman
                                      Title: Chairman


                                   DC CYCLE, L.L.C.



                                   By:   /s/ Robert E. Michalik
                                      ---------------------------------------
                                      Name:  Robert E. Michalik
                                      Title: Manager



                                   THAYER EQUITY INVESTORS III, L.P.



                                   By:   /s/ Robert E. Michalik
                                      ---------------------------------------
                                      Name:  Robert E. Michalik
                                      Title: Managing Director



                                   PERSEUS CYCLE, L.L.C.



                                   By:   /s/ William B. Ford
                                      ---------------------------------------
                                      Name:  William B. Ford
                                      Title: Managing Director

                                   Title:
                                   QUANTUM INDUSTRIAL PARTNERS LDC



                                   By:   /s/ Michael C. Neus
                                      ---------------------------------------
                                      Name:  Michael C. Neus
                                      Title: Attorney-in-Fact